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                                  EXHIBIT 10
                             EMPLOYMENT AGREEMENT
                             --------------------


     This Agreement, made as of the 27th day of February, 1996 by and between FWB Bancorporation (the "Company"), a Maryland corporation located at 1800 Rockville Pike, Rockville, Maryland 20852; FWB Bank (the "Bank"), a commercial bank chartered under the laws of the State of Maryland with its main office also at such address, and Steven K. Colliatie, residing at 1817 Abbotsford Dr., Vienna, Virginia 22182 (the "Employee").

                                   WITNESSETH
                                   ----------

     WHEREAS, the Company and the Bank each desire to employ the Employee as its President and Chief Executive officer on the terms and conditions set forth in this Agreement; and

     WHEREAS, the Employee desires to become an employee of the Company and the Bank upon such terms and conditions;

     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Employee, the Company and the Bank each hereby agree as follows:

1.   TERM OF EMPLOYMENT.  The Company and the Bank each agree to employ the
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Employee and Employee agrees to remain in the employment of the Company, in accordance with the terms and provisions of this Agreement, for a three-year period commencing on the date hereof (the "Effective Date"). On the third anniversary date of the Effective Date, the Employee's term of employment with the Bank and the Company shall be extended for an additional three-year period, provided the Board of Directors of the Bank and the Company, respectively, have determined by duly adopted resolution that the performance of the Employee has met the reasonable requirements of the respective Board of Directors and that this Agreement shall be extended.

2.   NATURE OF EMPLOYMENT.  Employee shall be employed as President and Chief
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Executive Officer of the Company and the Bank.  In such employment, Employee shall have the responsibility and authority usual for chief executive officers of corporations and banks, including responsibility and full authority for the day-to-day operations and general management of the Company and the Bank and shall have such other responsibility and authority which, consistent therewith, are delegated to him by the respective Board of Directors. Such duties shall include, but not be limited to, making recommendations to the Boards of Directors of the Company and the Bank concerning the strategies, tactics, and general operations of the Company and the Bank, promotion of the Company and the Bank and their services, supervising other employees of the Company and the Bank, managing the efforts of the Company and the Bank to comply with applicable laws and regulations, and providing prompt and accurate reports to the Boards of Directors of the Company and the Bank regarding the affairs and condition of the Company and the Bank, respectively.

     The Company agrees to nominate the Employee as a member of the Board of Directors of the Company to serve during the term of this Agreement, including any renewals, and to elect

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or appoint the Employee as a director of the Bank during such term.  The
Employee agrees to accept such nominations, and to serve as a member of the Boards of Directors of the Company and the Bank. Employee also shall serve on the Executive Committee and any other committees of the Boards of Directors of the Company and the Bank except as he and the respective Board of Directors may agree or as required by law or regulation.

3.   COMPENSATION.  Employee shall be paid a base salary under this agreement in
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the amount of One Hundred Thirty Five Thousand Dollars and No Cents ($135,000)
per year, payable in arrears in equal semi-monthly installments on regular pay days of the Bank. The base compensation shall be reviewed annually and may be increased, but not decreased.

4.   BONUS.  The Employee shall be paid a bonus for each calendar year starting
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in 1995 and each year thereafter based upon the Bank's after-tax earnings as measured by the Return on Assets (ROA) as follows:

               4.0% if ROA is .7% to .89%
               4.5% if ROA is .9% to .99%
               5.0% if ROA is 1.0%
               6.0% if ROA is 1.1%
               10.0% if ROA is 1.2% or greater

     The Bonus Compensation for a calendar year shall be payable to Employee on the earlier of (i) the date on which the audited annual financial statement for the year is completed, or (ii) March 15th of the following year. For the purposes of this Agreement, "ROA" means the Bank's return on average assets calculated based upon net income and average total assets of the Bank determined
in connection with the preparation of the annual report of the Company.   The
bonus will be accrued during the year to which it relates in accordance with generally accepted accounting principles.

5.   EXPENSES.  The Employee is hereby authorized to incur customary, ordinary
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and reasonable expenses for promoting the business of the Company and the Bank and improving his professional status, including expenses for entertainment, professional membership fees, club dues, and costs of attending meetings and conventions, which the Employee incurs in his capacity as President and Chief Executive Officer of the Company or the Bank and which are reasonably necessary for the performance of his duties and responsibilities.

6.   CAR ALLOWANCES.  Employee will be provided a monthly allowance of Seven
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Hundred Sixty Five Dollars and No Cents ($765.00), at his option to be used for the lease of an auto of his choice or as a monthly allowance, plus expenses.

7.   VACATION.  Employee shall be entitled to five (5) weeks of vacation for the
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twelve month period beginning May 1, 1996, and for each successive twelve month period. Vacation time for a twelve month period shall vest on the first day of the period, i.e.,May 1. Beginning with the Effective Date Employee must take two
(2) weeks consecutively, but cannot take more than two (2) weeks consecutively without the prior approval of the respective Board of Directors. Unused vacation will accrue.

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8.   INSURANCE.  Employee shall receive and Company shall provide Employees'
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family with health insurance, major medical insurance, dental insurance, long term disability insurance, and life insurance at two and one half times the Employee Base Salary. The Employee will receive two weeks per year of sick leave which will be capped at ninety days.

9.   STOCK OPTIONS.  As soon as practicable and consistent with the provisions
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of the Company's 1994 Incentive Stock Option Plan (the "Plan"), the Company
shall grant to the Employee stock options for the purchase of Fifteen Thousand shares of common stock of the Company under the Plan. Such options will be become exercisable one third annually ( i.e. 1/3 upon grant, 1/3 upon the first anniversary of grant, and the remaining 1/3 on the second anniversary of grant) at a purchase price per share equal to the Fair Market Value of a share of the Company's common stock, as defined in the Plan. It is understood that the Fair Market Value of such stock is expected to be Two Dollars ($2.00) per share. In addition, if the Banks's return on assets exceeds 1.20% for a year during the term of this Agreement including any renewal term, then the Company shall grant, as soon as practicable after the annual audit for any such year is completed, Non-statutory Options for an additional 5,000 shares of the Company's common stock under the Plan, exercisable upon grant, at the lower of the Fair Market Value of such stock at the date of grant or $2.00. Such options will have a term of ten (10) years in accordance with the Plan.

10.  SALE OF SCALEBY.  As a result of his efforts on behalf of the Bank in
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connection with the sale of the Scaleby Property, the Employee will be paid a bonus equal to one percent (1%) of the gross sales price of the Scaleby property, payable upon the receipt by the Bank of proceeds for the sale of the remaining 42 acres of land, provided that the amount of such bonus will not exceed the amount of sales proceeds received by the Bank in excess of the Bank's book value for such property.

11.  TERMINATION, CHANGE IN CONTROL. The Company may terminate this Agreement by
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providing the Employee with prior written notice of its decision to terminate the Agreement and indicating the date on which the termination is effective, as provided below.

     (a) The Board of Directors of the Bank or the Company may, by written notice to the Employee in the form and manner specified in this paragraph, immediately terminate his employment with the Bank or the Company, respectively, at any time, for Just Cause. The Employee shall have no right to receive compensation or other benefits for any period after termination for Just Cause. Termination for "Just Cause" shall mean termination because of, in the good faith determination of the Company's or the Bank's Board of Directors, the Employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Just Cause unless there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Bank or the Company at a meeting of the Board called and held for the purpose (after reasonable notice to the Employee and an opportunity for the Employee to be heard before the Board), finding that in the good faith opinion of the Board the Employee was guilty of conduct described above and specifying the particulars thereof.

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     (b)  Notwithstanding any provision herein to the contrary, if the
Employee's employment under this Agreement is terminated by the Company or the Bank (other than by reason of death or disability) without the Employee's prior written consent and for a reason other than Just Cause, the Company, in full settlement and discharge of its obligations under this Agreement, shall pay to the Employee (i) any salary or other compensation to the Employee and reimbursement for expenses accrued but unpaid as of the date of any termination,
(ii) compensation at his then current salary level for the remaining term of this Agreement and any renewals, (iii) any accrued vacation and sick time available but not yet taken, and (iv) an additional amount equal to 2.0 times his annual salary at the rate in effect immediately prior to the termination of his employment. Said amounts shall be paid in equal monthly amounts over the remaining term of the Agreement. In addition, the Option Agreements entered in connection with the options granted pursuant to Section 9 of this Agreement will provide that, if the Employee is terminated for any reason other than for Cause, Death or Disability, as defined in the Plan, the Employee will become immediately vested in all stock options then outstanding and shall have two (2) years to exercise any such unexercised options, subject to the limitations upon exercise of stock options contained in the Plan.

     (c) Notwithstanding any other provision of this Agreement to the contrary, the Employee may voluntarily terminate his employment under this Agreement within twelve (12) months following a change in control of the Bank or the Company, and the Employee shall thereupon be entitled to receive the payment described in paragraph 11(b) of this Agreement, upon the occurrence of any of the following events, or within ninety (90) days thereafter, which have not been consented to in advance by the Employee in writing: (i) the requirement that the Employee move his personal residence, or perform his principal executive functions, more than thirty-five (35) miles from his primary office as of the effective date of this Agreement; (ii) a significant reduction in the Employee's compensation and benefits provided for under this Agreement, taken as a whole, immediately prior to such change in control; (iii) the assignment to the Employee of duties and responsibilities substantially inconsistent with those normally associated with his position described in Section 2; (iv) a failure of the Employee to be elected or reelected to the Board of Directors of the Bank or the Company; or (v) a material reduction in the Employee's responsibilities or authority (including reporting responsibilities) in connection with his employment with the Bank or the Company.

     (d) In no event may the aggregate amount payable under this section in connection with a change in control of the Company or the Bank equal or exceed the difference between (i) the product of 2.99 times his "base amount" as defined in Section 280G(b)(3) of the Code and regulations promulgated thereunder, and (ii) the sum of any other parachute payments (as defined under Section 280G(b)(2) of the Code) that the Employee receives on account of a change in control. The term "control" for purposes of determining whether a "change in control" has occurred for purposes of this section shall occur after the Effective Date (w) upon the acquisition by any person of ownership, or power to vote more than twenty-five percent (25%) of the Bank's or Company's voting stock, (x) upon acquisition by any person of the control of the election of a majority of the Bank's or Company's directors, (y) upon the exercise of a controlling influence over the management or policies of the Bank or the Company by any person or by persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (which imposes certain reporting obligations upon such groups in certain circumstances), or (z) at such time that, during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the

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Company or the Bank (in either case, the "Company Board") (the "Continuing
Directors") cease for any reason to constitute at least two-thirds (2/3) of such board, provided that any individual whose election or nomination for election as a member of the Company Board was approved by a vote of at least two-thirds (2/3) of the Continuing Directors then in office shall be considered a Continuing Director. The term "person" means an individual (other than the Employee), corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.

     (e) If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act ("FDIA") (12 U.S.C. (S)(S) 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but vested rights of the parties shall not be affected. If the Bank is in default (as defined in Section 3(x)(1) of FDIA), all obligations of the Bank under this Agreement shall terminate as of the date of default; however, this Paragraph shall not affect the vested rights of the parties. If a notice served under Sections 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. (S)(S) 1818(e)(3) and (g)(1))
suspends and/or temporarily prohibits the Employee from participating in the conduct of the Bank's affairs, the Bank's obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges in the notice are dis missed, the Bank may, in its discretion, (i) pay the Employee all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

     (f) In the event that any dispute arises between the Employee and the Bank or the Company or the Bank as to the terms or interpretation of this Agreement, whether instituted by formal legal proceedings or otherwise, including, without limitation, any action that the Employee takes to enforce the terms of this
Section 11 or to defend against any action taken by the Bank or the Company, the Employee shall be reimbursed for all costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings or actions up to a maximum of all such cost and expenses of $75,000, provided, with respect to any payment made by the Bank, that the Employee shall obtain a final judgement by a court of competent jurisdiction in favor of the Employee, and further provided that the Employee shall return any reimbursements made under this paragraph in connection with a dismissal by the Company or the Bank for Just Cause if the Company or the Bank shall obtain a final judgement in its favor upholding such dismissal for Just Cause. Such reimbursement shall be paid within ten (10) days of Employee's furnishing to the Bank and the Company written evidence, which may be in the form, among other things, of a cancelled check or receipt, of any costs or expenses incurred by the Employee. In addition, the Company shall provide reimbursement of such costs and expenses as it shall agree in a written agreement of settlement with the Employee or as it shall, by resolution of its Board of Directors, determine is in the best interest of the Company, but no such reimbursement may be made by the Bank in the absence of final judgement in favor of the Employee.

     (g) Any payments made to the Employee pursuant to this Agreement are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. (S) 1828 (k), relating to "golden parachute" and indemnification payments and certain other benefits) and any regulations promulgated thereunder.

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12.  MODIFICATION.  This Agreement cannot be changed, modified or discharged
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other than by an agreement in writing signed by both parties. The parties expressly agree that the obligations of the Bank under this Agreement may be limited by law and regulations of federal and state banking authorities, and agree to make such amendments to this Agreement as they may jointly determine, with the advice of legal counsel, are appropriate to reflect such limits.

13.  SURVIVAL AND BENEFIT.  Except as otherwise herein expressly provided, this
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Agreement shall inure to the benefit of and be binding upon the Company and the
Bank, its successors and assigns, including, but not limited to, any corporation which may acquire all, or substantially all, of the assets or business of the Company or the Bank or with which the Company or the Bank may be consolidated or merged. The parties hereto agree that the responsibility for the performance of Employee's duties hereunder may not be delegated.

14.  SEVERABILITY.  The invalidity or enforceability of any provision hereof
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shall in no way affect the validity or enforceability of any other provision.

15.  INTERPRETATION AND JURISDICTION.  Except to the extent preempted by Federal
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law, the laws of the State of Maryland shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

16.  HEADINGS.  The titles and headings that appear in this Agreement have been
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included for purposes of each of reference and shall not be considered in the interpretation or construction of this Agreement.

17.  NOTICES.  All notices required by this Agreement shall be in writing and
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shall be sent be registered or certified mail to the respective parties at the addresses shown, unless and until notice is given of a change of address.

     To the Company or the Bank:

               FWB Bancorporation, Inc.
               The FWB Bank
               1800 Rockville Pike
               Rockville, Maryland  20852
               Attn:  Joan Schonholtz
                      Chairman of the Board
     To the Employee:

               Steven K. Colliatie
               1817 Abbotsford Drive
               Vienna, Virginia  22182

18.  JOINT AND SEVERALLY LIABILITY.  To the extent permitted by law, except as
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otherwise provided herein, the Company and the Bank shall be jointly and severally liable for the payment of all amounts due under this Agreement.

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19.  NO MITIGATION.  The Employee shall not be required to mitigate the amount
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of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment.

20.  ENTIRE AGREEMENT.  This Agreement constitutes the entire Agreement among
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the parties, and there are no other understandings, representations or warranties, oral or written, relating to the subject matter hereof other than as expressly provided herein.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first hereinabove written.

ATTEST:                             FWB BANCORPORATION, INC.


Barbara L. Martinez                 By:  /s/ Joan H. Schonholtz
- -------------------------                -------------------------------------
Secretary                           Its: Chairman of the Board

ATTEST:                             FWB BANK


Barbara L. Martinez                 By:  /s/ Joan H. Schonholtz
- -------------------------                -------------------------------------
Secretary                           Its: Chairman of the Board

WITNESS:

Barabara L. Martinez                Steven K. Colliatie
- -----------------------------       -----------------------------------------
                                    Employee

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